Exhibit 99.1                                     For Further Information Contact
                                                                 Harry J. Cynkus
                                                                  (404) 888-2922



          Rollins, Inc. Completes Acquisition of Western Pest Services


ATLANTA, GEORGIA, May 3, 2004 -- Rollins, Inc. (NYSE: ROL), a premier North American consumer services company, today announced that it has completed its acquisition of Western Pest Services and affiliates for a cash payment of approximately $110.0 million. Western Pest Services recorded revenues of $72 million in 2003 related to its pest control business.

At the same time, Rollins announced that it has sold certain ancillary operations, Residex Corporation, the pest control material distribution company that was acquired as part of the Western Pest Services transaction to an industry distribution group.

Prior to the acquisition, Western Pest Services was recognized as a premier pest control business and ranked as the 8th largest company in the industry. Based in Parsippany, NJ, the Company provides pest elimination and prevention to homes and businesses to over 130,000 customers from New York to Virginia with additional operations in Georgia and Florida. Western is primarily a commercial pest control service company and its existing businesses complement most of the services that Orkin offers, in an area of the country in which Orkin has not been particularly strong, the Northeast.

Glen Rollins, Vice President of Rollins, Inc. and President of Orkin, Inc., who along with Western leadership, recently visited with all of Western's co-workers over the past month commented, "We are impressed by the broad talent of the Western team and look forward to learning a great deal from them. Working together, we will improve operations and better serve our growing list of customers."

Rollins, Inc. is one of the nation's largest consumer services companies. Through its wholly owned subsidiary, Orkin, Inc., the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.6 million customers in the United States, Canada and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The above release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company's pest and termite process reforms and pest control selling and treatment methods; the Company's ability to identify potential acquisitions; climate and weather trends; competitive factors and pricing practices; the cost reduction benefits of the corporate restructuring may not be as great as expected or eliminated positions may have to be reinstated in the future; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.